Exhibit 5.1

Opinion of Holland & Knight LLP

[Letterhead]

October 22, 2015

Board of Directors
The KEYW Holding Corporation
7740 Milestone Parkway, Suite 400
Hanover, MD 21076

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The KEYW Holding Corporation, a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed on the date hereof by the Company (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed public offering of up to an additional 700,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that are issuable pursuant to The KEYW Holding Corporation 2013 Stock Incentive Plan (the “Plan”), as amended.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, we have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect, (iii) the Bylaws of the Company, as amended to date and currently in effect, (iv) the Plan, (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement, and (vi) certain resolutions adopted in connection with the Company’s annual meeting of stockholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and statements of representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, certificates, and statements we have reviewed, (iv) that there has been no undisclosed waiver of any right, remedy, or provision contained in any such documents, and (v) that each transaction complies with all tests of good faith, fairness, and conscionability required by law. In addition, we have assumed that the Plan will be effective at the time the Shares will be issued and delivered.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares have been duly authorized, and when issued and paid for in accordance with the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan, and the Plan, the Shares will be validly issued and fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of Maryland, and we express no opinion as to the laws of any other jurisdiction.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion, or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Exhibit 5.1

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP